				  AGREEMENT

     This agreement is entered into by and between the following corporations:

	 Advanced Agriculture, Inc. (Ag. Inc.) a Louisiana corporation, represented herein by Karl G. Guidry, its Secretary-Treasurer, duly authorized, and whose mailing address is P. O. Box 30568, Lafayette, Louisiana, 70593, and

	 M. A. Patout & Son, Ltd. (Patout) a Louisiana corporation, represented by William S. Patout, III, its President, duly authorized, and whose mailing address is 3512 J. Patout Burns Road, Jeanerette, Louisiana, 70544, and

	 Sterling Sugars, Inc. (Sterling) a Delaware corporation, represented herein by Craig P. Caillier, its Senior Vice President and General Manager, duly authorized, and whose mailing address is P. O Box 572, Franklin, Louisiana, and

	 St. Mary Sugar Cooperative, Inc. (St. Marys) a Louisiana cooperative association, represented herein by Raphael E. Rodriguez, Jr., its President, duly authorized, and whose mailing address is P. O. Box 269, Jeanerette, Louisiana, 70544, and

	 Raceland Sugars, Inc. (Raceland) a Delaware corporation, represented herein by Daniel W. Duplantis, its Executive Vice President and General Manager, duly authorized, and whose mailing address is P. O. Box 159, Raceland, Louisiana, 70394.

				       1.

     Ag. Inc. is in the business of farming, growing and harvesting sugar cane for the production of raw sugar in accordance with the custom of the trade in the Louisiana raw sugar industry, and is desirous of expanding its farming operations in the Calcasieu Parish area of Louisiana. In order to expand its operations, it will require additional capital investment.

				       2.

     Patout, St. Mary, Sterling and Raceland (the Mills) each own and operate raw sugar factories and are in the business of purchasing sugar cane for processing into raw sugar in accordance with the custom of the trade in the Louisiana raw sugar industry, and are desirous of expanding their respective raw sugar processing operations. In order to expand their operations the Mills require additional quantities of sugar cane.

				       3.

     The parties to this agreement (the Agreement) mutually agree that in order to accomplish the aims and purposes set forth above, it will be necessary and proper to introduce the business of growing and cultivating sugar cane into the Calcasieu Parish area of Louisiana, and in order to do so they agree to contract and covenant with each other as set forth hereinafter in this Agreement.

				     IV-7                               -34-

				       4.

     In order that Ag. Inc. may expand its sugar farming operations, and in order that the Mills may expand their respective sugar cane processing operations, each of the parties enter into this Agreement, do hereby agree and covenant, each with the other, for the foregoing consideration and purposes and for the further mutual considerations recited herein, and they do hereby bond and obligate themselves, their successors and assigns, to perform all of the duties and obligations imposed upon them by this Agreement.

				       5.

     Each of the Mills does by these presents lend and agree to lend unto Ag. Inc. the sum of One Hundred Fifty Thousand ($150,000) Dollars, which loan(s) shall be made in three (3) installments of Fifty Thousand ($50,000) Dollars each, the first installment of Fifty Thousand ($50,000) Dollars being paid to Ag. Inc. by each of the mills simultaneously with the execution of this agreement, with the second installment of Fifty Thousand ($50,000) Dollars by each mill being due and extended on or before August 1, 1995, and the third installment of Fifty Thousand ($50,000) Dollars by each mill being due and extended on or before February 1, 1996. In order to evidence the said indebtedness due and to become due to the Mills, Ag. Inc. has executed one promissory note payable to each of the mills in the full sum of One Hundred Fifty Thousand ($150,000) Dollars, bearing no interest, with the principal of each of the said notes payable pursuant to the terms and conditions set forth hereinafter in this Agreement. Each of the said notes has been paraphed
"Ne Varietur" for identification with this Agreement, which paraph shall provide as follows:

	 "For identification with an agreement by the maker hereof to perform certain obligations as set forth in the Agreement, which agreement sets forth the terms and conditions which satisfy the obligation to pay this promissory note."

     Ag. Inc. does by these presents acknowledge receipt of the first of the three (3) installment loan extensions of $50,000 loaned by each of the Mills to Ag. Inc., and each of the Mills does by these presents acknowledge receipt of the promissory note made payable to it as described above, and does by these presents bind and obligate itself to extend and pay to Ag. Inc. the two
(2) remaining installment loan extensions of $50,000 by each mill on or before the dates set forth hereinabove for the extensions of such loans, to wit:
August 1, 1995 and February 1, 1996.

				       6.

     In order to induce the Mills to make the loans described in this agreement and in consideration for same, Ag. Inc. represents, covenants and agrees that it:
	 a) shall utilize the proceeds of the loans made to it by the Mills for the sole purpose and only to accomplish the objectives and to carry out the purposes of this Agreement and for no other purposes whatsoever, which objective and purposes are set forth with particularity and exclusively hereinafter.

	 b) has entered into an agricultural lease, as lessee, of farm land (the Farm) containing at least one thousand (1,000) acres of cultivable land, exclusive of headlands, roads, ditches, and land

				     IV-8                               -35-
	 necessary for any purpose other than field rows, which farm land is suitable for the cultivation, growing and harvesting of sugar cane, in Calcasieu Parish, Louisiana, a copy of which agricultural lease is attached as Exhibit A,

	 c) shall perform and fulfill all of the terms and conditions of the aforesaid agricultural lease and shall maintain same in full force and effect through the 31st day of January, 1997,

	 d) shall prepare the Farm for the proper operation of the sugar plantation in accordance with good farming practices generally accepted in the custom of the trade in the Louisiana sugar cane industry, (the Standard) including the drawing of rows and the installation of drains, pipe drops, drainage pumps, bridges, headlands, roads and any other alterations or improvements to the leased premises necessary and proper for the efficient and economic operation of a sugar cane plantation, all in accordance with the Standard,

	 e) shall plant the entirety of one thousand (1,000) acres on the Farm in sugar cane in a good and husbandlike manner in accordance with farming practices generally within the Standard, which planting shall be started and completed during the Louisiana sugar cane planting season for the year 1995, which planting shall be performed with sugarcane furnished by the Mills in sufficient quantity and of good quality, as required by paragraph 17 hereinafter,

	 f) shall properly cultivate and farm the plant sugar cane on the Farm in a good and husbandlike manner within the Standard, including but not limited to the application of proper fertilizers, herbicides and pesticides, and generally doing all things necessary and proper, in a timely manner and pursuant to the Standard through the 31st day of January, 1997.

	 g) shall cause the sugar cane on the Farm to be cut and harvested properly, timely and within the Standard so as to make all of said sugar cane available for distribution as provided hereinafter through the 31st day of January, 1997,

	 h) shall purchase crop insurance from Commodity Credit Corporation as long as said crop insurance is available and necessary in order to obtain any government benefit whatsoever through the 31st day of January, 1997.
				       7.

     All of the duties and obligations necessary to carry out the farming operations described hereinabove shall be performed at the sole expense of Ag. Inc., only, and none of the Mills shall have any duty or obligation to pay any cost or expense whatsoever in connection with the farming operations described hereinabove, and Ag. Inc. does by these presents covenant and agree to hold the Mills harmless from any claims by third parties for same.

				       8.

     At the beginning of the 1996 Louisiana sugar cane planting season Ag. Inc. shall cause all of the sugar cane cultivated and grown on the aforesaid one thousand (1,000) acres of the Farm to be cut and harvested in a timely and orderly manner in accordance with the Standard.

				     IV-9                               -36-

				       9.

     Ag. Inc. shall make available to each of the Mills during the 1996 Louisiana sugar cane planting season one fifth (1/5) of all of the sugar cane cut and harvested from the Farm and shall deliver same to each of the Mills by causing same to be loaded onto the carts and wagons provided by the Mills, or their agents, in the sugar cane fields of the Farm as such sugar cane is cut and harvested. The Mills shall consult among themselves as to the times and as to the specific areas of the Farm from which each of them shall take and receive such harvested sugar cane, and the Mills shall give timely notice to Ag. Inc. as to which of the Mills shall take and receive sugar cane at specific times and places on the Farm, and the Mills covenant and agree that the taking and receiving of such sugar cane by them shall be in an orderly manner in keeping with the Standard so as not to cause delay to Ag. Inc. In consideration for the harvesting and loading of the sugar cane as provided in this paragraph Ag. Inc. shall be paid the sum of Eighty ($80.00) Dollars per acre by the Mills or their agents or assigns, for each acre of sugar cane harvested and loaded. In the alternative, the Mills, or their agents or assigns, shall have the right to enter onto the Farm in order to harvest and load their respective shares of sugar cane to which they are entitled pursuant to this Agreement, using their own labor and machinery to accomplish said task, and Ag. Inc. does hereby agree to give the Mills, or their agents or assigns, such access to the Farm as is reasonable and necessary so as to accomplish the planting of the sugar cane during the 1996 sugar cane planting season. The delivery of the harvested sugar cane by Ag. Inc. to the Mills as provided in this paragraph shall be in full title and free of any charge, lien, mortgages or expense whatsoever to the Mills, or any of them, and the delivery of such sugar cane, free and clear of any and all claims, shall be in further consideration of the loans made by each of the Mills to Ag. Inc. After all of the Mills have selected and taken their respective shares of the plant sugar cane to which each is entitled, the remaining one-fifth (1/5) of the plant sugar cane, and all of the stubble sugar cane on the Farm, shall belong to Ag. Inc., free of any charge whatsoever.

				      10.

     In the event that Ag. Inc. performs all of the duties and obligations imposed upon it pursuant to the terms and conditions of paragraphs 6 through 9, inclusive of this agreement, then in such event all of the promissory notes executed by it and described in paragraph 5 above shall be satisfied and paid in full by such performance, and shall be marked paid and returned by the holders to Ag. Inc., otherwise said notes shall be due and payable in full upon any default in the performance of the duties and obligations set forth in paragraphs 6 through 9, inclusive of this Agreement upon demand by a holder or holders.

				       11.

     The Mills reserve the right to specific performance by Ag. Inc. and/or to initiate legal proceedings for such specific performance, and, in addition thereto, to recover any damages which they or any one of them may suffer as a result of any default under this entire Agreement by Ag. Inc. or an Affiliate. In addition, in the event that Ag. Inc. shall fail to perform any of the duties and obligations imposed on it by the terms and conditions set forth in paragraphs 6 through 9, inclusive, of this Agreement the Mills shall have the right to perform any such defaulted duties and obligations and in order so to do the Mills shall have the right to enter onto the premises of the Farm and perform any such defaulted duties and/or obligations in the place and stead of

				     IV-10                              -37-

Ag. Inc. Any and all duties and obligations so performed by the Mills on behalf of Ag. Inc. shall be performed at the sole expense and for the account of Ag. Inc. Such rights of entry in favor of the Mills shall be without the necessity of any notice of putting in default or other formal or legal actions whatsoever. Nothing in this paragraph shall be construed to obligate or require the Mills, or any of them, to do any act whatsoever in the event of default of Ag. Inc., and the Mills may instead rely solely on any remedy available at law under this Agreement, or, the Mills may take any appropriate action they may deem necessary in order to remedy a default together with and in addition to any legal action for specific performance, as provided herein, and for damages, or both.

				       12.

     Ag. Inc. does hereby agree to maintain in full force and effect the lease agreement attached hereto as Exhibit A during the full term of the said lease.

				       13.

     Ag. Inc. shall now begin immediately to make its best effort to lease and/or to secure options to lease other farm land in the Calcasieu Parish area of Louisiana for the purpose of operating a sugar cane plantation or plantations thereon, and immediately upon securing the lease or leases or option or options for the lease of such farm land, Ag. Inc. shall notify the Mills of such fact. Ag. Inc., shall, after securing the lease(s) or option(s) for the lease of additional farm land, timely exercise the option(s) to lease, if applicable, and begin to prepare such farmland for the planting of sugar cane thereon during the 1996 Louisiana sugar cane planting season, in the same manner as provided herein for the planting of sugar cane on the Farm. Ag. Inc. shall utilize its one-fifth (1/5) share of the sugar cane harvested from the Farm during the 1996 Louisiana sugar cane planting season in the planting of additional farm land secured by lease as set forth in this paragraph, and such planting shall be performed and accomplished in accordance with the Standard.

				       14.

     In addition to the obligation to seek other farmland for use as set forth in paragraph 1 above, Ag. Inc. shall also make its best effort, in good faith, to obtain the availability of other farmland in the Calcasieu Parish area of Louisiana which is suitable for the growing of sugar cane, which availability shall be by lease or option to lease. Immediately upon so obtaining such additional farm land, Ag. Inc. shall so notify the Mills and shall cooperate with and assist the Mills in securing farmers capable of operating a sugar cane plantation on said farm land. Ag. Inc. shall make its best effort to obtain sources of finance for such farmers as are secured to farm the additional farm land as is contemplated by this paragraph which financing shall be in the form of crop loans, mortgages, lines of credit, or such other credit financing as may be available and necessary for such farmers to purchase farming equipment, plant sugar cane, chemicals, and all other things necessary to operate a sugar cane plantation, and to pay for labor and services in connection with such operation.
      It is the declared purpose of the parties to this Agreement that it is their intention, by the terms of this Agreement, to introduce the sugar cane industry into the Calcasieu Parish area of Louisiana, and to expand same so as to produce as much sugar cane as the Mills can economically and feasibly process in their raw sugar factories as they now exist, or as they may be expanded.
				     IV-11                               -38-

				      15.

     Ag. Inc. does by these presents covenant and agree and does by these presents fully obligate itself, and/or any other corporation, partnership or other entity in which it has an interest (an Affiliate), to deliver or cause to be delivered to the Mills all of the sugar cane planted, cultivated and harvested by it or an Affiliate from the Farm and any and all other sugar cane farmland operated by Ag. Inc. or an Affiliate lying and being situated west of the Parishes of Acadia and Vermillion, and north of the Parishes of Lafayette and St. Martin, less and except only such sugar cane as may be used for planting sugar cane on farm land operated as a sugar cane plantation by Ag. Inc. or an Affiliate, including their successor corporations, partnerships or assigns, for a period beginning with the 1997 Louisiana sugar cane harvesting season and continuing annually through and including the 2011 Louisiana harvesting season.

				       16.

     Ag. Inc. acknowledges and agrees that it is undertaking the duties, responsibilities and obligations imposed upon it by this Agreement as an independent contractor, that it is not an agent or subcontractor of the Mills, nor any of them, and that it shall not hold itself out nor represent itself at any time to be the agent or subcontractor of the Mills or any of them. Ag. Inc. further convenants and agrees that it will hold the Mills, or any one of them harmless and shall indemnify them against claims which may be made by any person alleging an agency or subcontractor relationship between Ag. Inc. and the Mills, including reasonable attorney fees. Notwithstanding the foregoing, Ag. Inc. does hereby convenant and agree that it will purchase and carry (a) general liability insurance in the minimum amount of One Million ($1,000,000) Dollars protecting against claims for damages as a result of the negligence of Ag. Inc., which policy of insurance shall name each of the Mills as an additional insured, and (b) worker's compensation insurance in amounts required by Louisiana law, and further, such insurance policies shall provide that they shall not be canceled without notice to each of the Mills. The parties agree that the insurance requirement provided by this paragraph is to protect the interests and property rights of the Mills as such interests and rights accrue under this agreement.

				       17.

     The Mills bind and obligate themselves to furnish free of any charge to Ag. Inc. at the Farm plant sugar cane in sufficient quantities and of good quality so that Ag. Inc. may perform the duty and obligation to plant sugar cane imposed upon it in paragraph 6(c) hereinabove. The Mills agree that they will confer with each other so that each Mill will supply one-fourth (1/4) of that quantity of plant sugar cane necessary to properly plant the one-thousand acres on the Farm as provided herein. The Mills bind and obligate themselves to deliver or cause said plant cane to be delivered to Ag. Inc. at the Farm in an orderly and timely manner so that the planting contemplated may be performed without undue delay to Ag. Inc.

				      18.

     The Mills do by these presents bind and obligate themselves to accept and purchase all of the sugar cane grown and harvested by Ag. Inc. and/or any Affiliate from the Farm, and also from any farm land which produces sugar cane planted with that sugar cane produced from the Farm during the 1996 Louisiana

				     IV-12                              -39-
sugar cane planting season, with such acceptance and purchase beginning with the 1997 Louisiana sugar cane harvesting season and continuing annually through and including the 2011 Louisiana sugar cane harvesting season.
The Mills further bind and obligate themselves to accept and purchase all of the other harvested sugar cane as contemplated by paragraph 14 above (the
Extra Cane) unless the Mills or any one or more of them shall notify Ag. Inc. and/or an Affiliate that they, or any one or more of them, will not accept and purchase such Extra Cane beginning with any Louisiana sugar cane harvesting season after the 2000 Louisiana sugar cane harvesting season provided, however, that such notice of refusal shall be delivered to Ag. Inc. and/or an Affiliate in writing at least twenty-six months prior to the beginning of the Louisiana harvesting season during which such sugar cane will not be accepted by the Mills or any one or more of them. Upon delivery of such timely notice, the Mill or Mills giving such notice shall not be obligated to accept and purchase the Extra Cane pursuant to the contents of the written notice. Upon receipt of such notice, Ag. Inc. and/or an Affiliate to whom such notice shall have been delivered shall thereafter be relieved of the duty and obligation of delivering to the Mill or Mills from which it received such notice any of the sugar cane (Excess Cane) for which it has received such notice. Ag. Inc.
shall then offer the Excess Cane to the other Mills which are parties to this Agreement in equal proportions, and upon acceptance of the Excess Cane by the remaining Mills, same shall be accepted under the same terms and conditions as is the other cane accepted by the mills under this Agreement. The offer of the Excess Cane shall be in writing and made within ten (10) days of receipt of the notice of refusal. The remaining Mills shall confer and notify Ag.
Inc. within ten (10) days of receipt of notice of availability of the Excess Cane which is not accepted by any of the Mills, then Ag. Inc. and/or an Affiliate shall be free thereafter to contract with any other raw sugar factory for the sale of such Excess Cane and none of the Mills shall thereafter have any claim on the Excess Cane under this agreement. It is understood and agreed that all Excess Cane shall first be offered to the Mills which are parties to this Agreement before same is sold to other raw sugar factories. Further, the Mills or any of them shall not be obligated to accept and purchase any sugar cane contemplated by this Agreement should they or any of them be prevented from doing so by cessation of business for any reason, strike, mechanical breakdown, governmental regulation, civil disorder or Act of God, provided, however, that should such an event prevent one or more of the Mills from accepting and purchasing the sugar cane contemplated herein, then the other Mills shall make their best effort to accept and purchase the sugar cane pursuant to the terms and conditions set forth herein. Ag. Inc. and the Mills agree that sugar cane not accepted because of the occurrence of any listed event, except cessation of business, has been only temporarily refused, and as soon as is possible after the end of the listed event such sugar cane shall again be delivered to and accepted by the Mill which has refused it. In the event of cessation of business, the refused sugar cane shall be considered Excess Cane and shall be controlled and delivered as such.

				      19.

     Each of the Mills, individually and for their separate accounts, shall accept and purchase annually the sugar cane contemplated by this agreement under such terms and conditions as each of the Mills accepts and purchases sugar cane during each specific year of this Agreement from other producers of sugar cane who deliver sugar cane to the individual respective Mill accepting and purchasing sugar cane during the same year. Each of the Mills shall in their individual operations process the sugar cane into raw sugar in the same manner as each of them process the other sugar cane delivered to

				     IV-13                              -40-
them. The Mill shall, individually and for their separate accounts, accept and purchase sugar cane contemplated in this Agreement, and pursuant to its terms and conditions, shall pay for same after deducting the mill's share in accordance with the custom of the trade in the Louisiana sugar cane industry, and shall process said sugar cane into raw sugar for sale to others, all in accordance with the custom of the trade in the Louisiana raw sugar industry, including but limited to the right to refuse to accept and purchase any sugar cane, even after delivery, because of poor quality and/or unacceptable levels of dextran or starch.
       Nothing in this paragraph shall prohibit any of the Mills from purchasing sugar cane at any price and pursuant to any terms and conditions which it may deem appropriate, each Mill reserving unto itself the right to establish a market price for sugar cane purchases at its raw sugar factory which it in its sole business discretion deems necessary and appropriate.
     Ag. Inc. understands that nothing in this paragraph or Agreement shall entitle Ag. Inc. to membership in St. Mary, and that such membership is and shall be limited to those persons or entities as are admitted to membership pursuant to the Articles of Association and by-laws of St. Mary.

				      20.

    All of the parties understand and agree that costs and expenses of transporting the sugar cane to be cultivated and harvested by Ag. Inc. have not been determined at the time of execution of this Agreement and accordingly exact costs and expenses for such transportation cannot be agreed upon in this Agreement. The parties agree that at the time such costs and expenses have been determined, they will negotiate in good faith, so as to agree upon the portion of the costs and expenses each of the parties shall bear and pay.

				       21.

     And now unto these presents comes Karl G. Guidry, who declares that he is a principal owner of Ag. Inc. and in order to further induce the Mills to enter into this Agreement, he does by these presents personally guarantee the performance of all of the duties and obligations of Ag. Inc. under this agreement, and does hereby agree to be personally liable for any default by Ag. Inc. of any terms and conditions of this Agreement.

				       22.

     The Mills acknowledge and agree among themselves, and each with the other, that they have entered into this Agreement with Ag. Inc. and each other by entering into and each making a loan of money, each in an equal amount, to Ag. Inc., and by so doing each has an equal and mutual interest in this Agreement. The Mills agree that each is entitled to one-fourth (1/4) of all of the benefits to be divided from this Agreement specifically including the right to receive for processing into raw sugar one-fourth (1/4) of any and all sugar cane which may be produced as a result of this Agreement. Accordingly, the Mills agree that each Mill shall be entitled to receive one-fourth (1/4) of the sugar cane produced as a result of this Agreement at its raw sugar factory in order to process same into raw sugar, or it may direct its portion of the sugar cane, or any part thereof, to such other raw sugar factory, including one of the Mills, under such terms and conditions as it in its sole discretion may deem advisable or appropriate.



				     IV-14                              -41-

				      23.

     The Mills agree that they will confer in good faith as often as necessary in order to make such decisions and/or selections as are contemplated and required by this agreement.

				       24.

     The parties to this Agreement, Ag. Inc., Patout, St. Mary, Sterling and Raceland agree that any and all notices contemplated and/or required by this Agreement shall be delivered to the appropriate party at the address provided hereinafter, or at such other address as may be provided by a party after notice is given pursuant to this Agreement, which addresses are as follows:

     Ag. Inc.:  Advance Agriculture, Inc.
		P. O. Box 30568
		Lafayette, Louisiana  70593

     Patout:    M. A. Patout & Son, Ltd.
		3512 J. Patout Burns Road
		Jeanerette, Louisiana 70544

     St. Mary:  St. Mary Sugar Cooperative
		P. O. Box 269
		Jeanerette, Louisiana  70544

     Sterling:  Sterling Sugars, Inc.
		P. O. Box 572
		Franklin, Louisiana  70538

     Raceland:  Raceland Sugars, Inc.
		P. O. Box 159
		Raceland, Louisiana 70394

     Thus done and signed by the parties to this Agreement on the 2nd day of May, 1995 at Franklin, Louisiana, in the presence of the undersigned Notary and witnesses.

       Witnesses                    Advanced Agriculture, Inc. (Ag. Inc.)

   /s/ Amber Soprano                By: /s/ Karl Guidry
  ------------------------             -----------------------------
  /s/  Randall K. Romero            M. A. Patout & Son, Ltd. (Patout)
 -------------------------
				    By: /s/ William Patout, III
				       -----------------------------
				    St. Mary Sugar Cooperative, Inc.

				    By: /s/ Brannan Beyt
				       -----------------------------

				    Sterling Sugars, Inc. (Sterling)

				    By: /s/ Craig Caillier
				       -----------------------------


				       IV-15                            -42-

				    Raceland Sugars, Inc. (Raceland)

				    By: /s/ Daniels W. Duplantis
				       -----------------------------

			       /s/ Roni L. May
			       -----------------
				    Notary


				  EXHIBIT "A"

				EXTRACT OF LEASE

      Be it known that PRAIRIE LAND COMPANY, a Louisiana corporation, P. O. Box 1048, (1135 Lakeshore Drive) LAKE CHARLES, LOUISIANA 70602 (Lessor) and ADVANCED AGRICULTURE, INC. (Lessee) a Louisiana corporation, 119 Breckenridge Loop, P. O. Box 30586, Lafayette, Louisiana 70593 have entered into an agricultural lease bearing upon and affecting real property in Calcasieu Parish, Louisiana described as follows:

Calcasieu Parish, Louisiana
TOWNSHIP 11 SOUTH, RANGE 8 WEST,
Section 21, northeast quarter, containing 152 acres more or less;
Section 30, northeast quarter, north half of the south half and
	    southwest quarter of the southwest quarter, containing
	    269.7 acres more or less;
Section 31, west half and the north half of the southeast
	    quarter containing 433.9 acres more or less;
	    Section 36, southwest quarter containing 143 acres more or less
TOWNSHIP 11 SOUTH, RANGE 9 WEST,
Section 24, south half of the north half and the east half
	    of the southeast quarter containing 190 acres more or less.

TERM OF LEASE: Fifteen (15) years
The lease contains a renewal provision for an additional term of up to 15 years, together with other terms and conditions.

DATE OF LEASE: May 1, 1995

     Date: May 1, 1995                      Date May 1, 1995

     LESSOR                                 LESSEE
     PRAIRIE LAND COMPANY                   ADVANCED AGRICULTURE, INC.

     /s/ Carl G. Patton                     /s/ Karl G. Guidry
     ------------------------               ---------------------------
     Carl G. Patton                         Karl G. Guidry
     Vice President and General Manager     Vice President







				     IV-16                              -43-

				   FARM LEASE

     This lease is entered into this 1st day of May, 1995 between PRAIRIE LAND COMPANY, a Louisiana corporation, P. O. Box 1048, Lake Charles, Louisiana 70602 (known herein as Lessor), and ADVANCED AGRICULTURE, INC., a Louisiana corporation appearing herein through its authorized representative, whose address is 119 Breckenridge Loop, P. O. Box 30586, Lafayette, La. 70593
(known herein as Lessee).

     Lessor does by these presents lease, grant and hire unto lessee, to occupy and use for planting, growing and harvesting sugarcane, the following described property to wit:

Calcasieu Parish, Louisiana
TOWNSHIP 11 SOUTH, RANGE 8 WEST,
Section 21, northeast quarter, containing 152 acres more or less;
Section 30, northeast quarter, north half of the south half and
	    southwest quarter of the southwest quarter, containing
	    269.7 acres more or less;
Section 31, west half and the north half of the southeast
	    quarter containing 433.9 acres more or less;
	    Section 36, southwest quarter containing 143 acres more or less.
TOWNSHIP 11 SOUTH, RANGE 9 WEST,
Section 24, south half of the north half and the east half of the
	    southeast quarter containing 190 acres more or less.

				       I.
				      TERM

     This lease shall be in effect for a period of fifteen (15) years, beginning on the 1st day of May, 1995. Either party may request a renewal of this lease for an additional term up to fifteen (15) years by giving the other party written notice of such request during the 12th year of the original 15 year term. Such written notice shall be given by either party and delivered in person or by certified or registered mail. Both parties agree hereby to negotiate, in good faith, the terms and provisions of the lease for the renewal term. If the parties cannot agree, there will be no renewal.

					II.
				    RENTAL RATE

       The consideration for this lease shall be a cash rent of $50.00 per harvested cane acre due or payable on or before January 31st, after harvesting. The payment shall be based upon acreage actually harvested for seed or for delivery to the mill, and will be payable after delivery to the mill. Acreage actually harvested shall mean those acres with growing cane cut for seed or sent to the mills, and any growing cane acres that go through the cultural practices in accordance with the custom of the trade in the Louisiana sugarcane industry.

					III.
				   RATE ADJUSTMENT

     Beginning with the fifth year of this lease, the rental amount due hereunder shall increase pursuant to the following terms and conditions, to wit:

				      IV-17                             -44-

     a) In the event that the acreage price of sugar received by Lessee for any crop year during the term of this lease or any extension hereof shall be above the price of Twenty-one ($21.00) Dollars per one hundred (100) pounds of sugar ($21.00cwt), then the rent due for said crop year (Increased Rent Year) shall increase by the sum of One ($1.00) Dollar per acre for each ten (10) cents that the price of sugar exceeds $21cwt. For example, at $21/cwt the rental shall be $50.00 per acre for that crop year; at $21.30/cwt shall be $53.00 per acre for that crop year; at $24.00/cwt the rental shall be $80.00 per acre that crop year.

     b) It is agreed that for the Increased Rent Year, the base rental required by paragraph II of this lease shall be paid by the date specified herein, and the additional rental required under this paragraph shall be paid within thirty (30) days after the average price received by Lessee during the Increased Rent Year shall have been established.

     c) The increased rent required by this paragraph shall not be due and payable, regardless of the price of sugar, if, during the Increased Rent Year there shall have been a natural disaster of any kind which results in a yield to Lessee, on average from the described properties, of less than twenty (20) tons produced per acre of sugarcane harvested for delivery to a raw sugar factory for processing into raw sugar, or there is a recovery of sugar, on average from the described properties, of less than four thousand (4,000) pounds of sugar per acre.

     d) All calculations required by this paragraph shall be made in accordance with the custom of the trade in the Louisiana sugar cane industry.

					IV.
				  PROPERTY RIGHTS

     The lessee has all rights to use the described property, buildings and roadways that may exist thereon for sugarcane production, except as specified below. Lessee agrees to maintain the buildings and roads Lessee used during the term of this lease: The following buildings and acres are excepted from the lease:

					V.
				  RIGHT OF ENTRY

     The lessor reserves the right of himself, his agents, his employees, or his assigns to enter the described properties at any time but Lessor's presence will not unreasonably interfere with the Lessee's farm operations.
     The lessor reserves the right to lease the described properties, or any portion thereof, for mineral exploration or production and to grant rights of way for roads, pipelines, power lines, etc. In the event there are any damages to growing crops or to the land because of rights of way for roads, pipelines, power lines, etc. or for any other reason, Lessee will be paid by the party causing the damage, other than Lessor, for any damages to the crop and for all costs and expenses necessary to return the described properties to the condition of which it was before the damage occurred. In the event that there are damages to anything other than growing crops, such as to the actual land or any immovable property located on the premises that belong to Lessor, any damages will be the property of and belong entirely to the Lessor.


				       IV-18                            -45-

					VI.
				  TRANSFER OF FARM

     If the Lessor should sell or otherwise transfer title to the described properties, he will do so subject to the provisions of this lease.

					VII.
				HEIRS AND SUCCESSORS

     The term of this lease shall be binding upon the heirs, executors, administrators and successors of both Lessor and Lessee in like manner as upon the original parties. It is contemplated by the parties that Lessee will sublease the described properties. Prior written consent of the Lessor will be required for any sublease or transfer of this lease, which consent will not be unreasonably refused.

					VIII.
				   RIGHT TO LEASE

     The Lessor warrants that he has the right to lease the described properties, and will defend the Lessee's possession against any and all persons claiming possession or ownership through Lessor, at the Lessor's expense. This lease is granted subject to all existing servitudes for highways, railroads, pipelines, roads, drainage, power, utilities and communications.

					IX.
				     LAND USE

     Except when mutually agreed otherwise, described properties suitable for sugarcane production shall be used for that purpose. If the described properties, or any portion thereof, are not planted with sugarcane and cultivated in accordance with the customary practices of the Louisiana sugarcane industry for more than two consecutive year, Lessor shall have the option of terminating this lease.
     The crop acreage planted shall be reported by the Lessee to the Lessor in writing when planting is complete.

					X.
				  GOOD HUSBANDRY

     The Lessee will operate the farm in an efficient and husbandlike way, will do the plowing, seeding, cultivating, application of pesticide and harvesting in a manner that will conserve the Lessor's property. The Lessee will control soil erosion as completely as practicable. Lessee will actively apply an approved conservation plan on that land which has been determined to be highly erodible prior to 1990 or two years after the Consolidated Farm Services Agency has completed a soil survey for that land, whichever is later. "there will be no conversion of wetlands for the production of a crop. The Lessee will also turn under crop residue in keeping with good cultivating procedures in accordance with the custom of the trade in the Louisiana sugarcane industry. Lessee further agrees that all pesticides applications will be made in compliance with the current Environmental Protection Agency label and regulations. Pesticides, fuel, waste oil, other potentially toxic substances will be handled in a reasonable manner to avoid concentrated areas of residual soil contamination.


				      IV-19                             -46-

					XI.
				 DAMAGE AND WASTE

     Lessee will not commit waste on or damage to the described properties and will prevent others from so doing, to the best of Lessee's ability.

					XII.
				    IMPROVEMENTS

     Lessee will not, without prior written consent of Lessor, (a) erect or permit to be erected on the described properties any structure or building, or
(b) incur any expense to the Lessor for such purpose, or (c) add electrical wiring, plumbing or heating to any buildings, and if consent is given, Lessee will make such additions meet standards and requirements of power, insurance companies, local ordinances and state statutes, if applicable, at Lessee's expense.

					XIII.
			       CONSERVATION STRUCTURES

     Lessee will keep in good repair all open ditches, and inlets and outlets of the drains, preserve all established water courses or ditches and refrain from any operation or practice that will injure them in accordance with the custom of the trade of the Louisiana sugarcane industry.

					XIV.
				  NON-PARTNERSHIP

     Each party agrees that this lease shall not be deemed to give rise to a partnership relation, and neither party shall have authority to obligate the other without written consent. Each party agrees that the other party shall in no way be responsible for the debts of, or liabilities for, accidents or damage caused by the other party in exercise of the rights herein granted.

					XV.
				 RETURN OF PROPERTY

     Lessee shall return the described property of Lessor at the termination of this lease, in equal good order as received, the usual wear and tear excepted, and Lessee shall have thirty (30) days from the termination of the lease to remove his equipment and machinery.

					XVI.
				 MOVABLE IMPROVEMENTS

     Minor improvements of a temporary or removable nature which do not mar the condition or appearance of the described properties and which serve the cultivation of sugarcane may be made by the Lessee at Lessee's expense.
Lessee may, at any time this lease is in effect, or within thirty (30) days after the termination of this lease, remove such improvements, provided the Lessee leaves in good condition that part of the described property from which they are removed.





				       IV-20                            -47-

					XVII.
				     TERMINATION

     The Lessee hereby agrees that the failure to pay rent in any one year during the existence of this lease shall automatically render the lease null and void and Lessee peaceably shall turn over and deliver possession of the described property to Lessor without the necessity of any judicial proceeding.

					XVIII.
				  REMOVAL OF ACREAGE

     Lessor shall have the right to remove acreage from this agreement if the acreage is needed for use for any commercial purpose other than for farming. Lessee's prior written consent will be necessary if the acreage is to be removed for use for other farming purposes.
     Should the Lessor desire to remove acreage from this agreement and if said acreage does not have growing, cultivated sugarcane, Lessor will have the right to replace or substitute a like amount of cultivable acreage located within a five mile radius of the acreage removed from this lease. It is not a requirement of this lease that the substituted acreage be owned by the Lessor. If Lessee does not want to farm this acreage, he may decline the acreage. In such case, Lessor's right to replace substitute cultivable acreage has been fulfilled.
     If the Lessor desires to remove acreage from this lease agreement and said acreage has growing, cultivated sugarcane, then said acreage will be removed from this agreement upon the completion of the complete harvest of the sugarcane planted. Should Lessor not desire to wait for Lessee to harvest the current year crop and future year stubble crops, then Lessor shall pay to Lessee the market value of the crop.

					XIX.
				    HOLD HARMLESS

     This lease is made upon the express condition that Lessor shall be free from all liabilities and claims for damages and/or suits for or by reason of any injury or injuries to any persons or damage to property of any kind whatsoever, whether the person or property of the Lessee, its agents or employees, or the third person, from any cause or causes (including hazardous material), whatsoever while in or upon the described properties or any part thereof during the term of this lease, or any renewal thereof, or occasioned by any occupancy or use of the described properties, or any activity by Lessee in connection therewith, and Lessee hereby convenants and agrees to indemnify and save harmless the Lessor from all losses, damages, liabilities, charges, expenses, fines, penalties, attorney fees and costs on account of or by reason of any such injuries, liabilities, claims, suits or losses however occurring, or damages growing out of any activity by Lessee. This indemnity shall inure, by stipulation pour autrui, to the benefit of agents, directors, officers and employees of Lessor, and any one of them may exercise this right of indemnity against Lessee independently of Lessor or of others.
     "Hazardous Material" shall mean all materials or substances which have been determined to be, or may be, hazardous to health or environment, including, but not limited to, (a) solid or hazardous waste as defined in the Resource Conservation and Recover Act or in any other applicable Federal, State or local law, rule or regulations; (b) hazardous substances as defined in the Comprehensive Environmental Response, Compensation and Liability Act, as amended by the Superfund Amendments and Reauthorizations Act, or in any other applicable Federal, State or local law, rule or regulation; (c)

				       IV-21                            -48-
gasoline, or another petroleum product or byproduct, or other hydrocarbon derivative; (d) toxic substances regulated by the Toxic Substance Control Act or by other applicable State, Federal or local laws, regulations or ordinances; (e) insecticides, rodenticides and fungicides and other substances regulated by the Federal insecticide, fungicide and rodenticide act or by other applicable State, Federal or local laws, regulations or ordinances; (f) asbestos; (g) radon. Reference to act, statute, regulation or rule shall include amendments as that are made from time to time.
     Lessee shall maintain public liability insurance which shall insure against all such claims, which policy shall name Lessor as an additional insured, and which policy shall provide that it shall not be canceled without notice to Lessor. Lessee shall also maintain workers compensation insurance in an amount required by law. Lessee shall provide Lessor with copies of the aforesaid policies of insurance.

					XX.
				    GOVERNMENTAL

     In the event that Lessee shall be prohibited from operating any portion of the described properties as a sugarcane plantation because of any governmental rules or regulations; or in the event that such governmental rules or regulations impose upon Lessee any requirements or impediments so as to render the operation of any portion of the described properties as a sugarcane plantation economically unfeasible, then in either of such events Lessee shall have the right and option to cancel this lease as to that portion of the described properties so affected, provided however, that in the event that such governmental action shall reduce the remaining property not so affected to an area of less than 500 acres, then Lessee shall have the right and option to cancel this entire lease agreement.

					XXI.
				   EMINENT DOMAIN

     In the event any portion of the described property is taken from Lessee under eminent domain proceedings, Lessee shall have no action against Lessor; Lessee's sole action will be against entity seeking to enforce its rights of eminent domain.

					XXII.
				   OTHER ACTIVITIES

     Lessee shall have no rights to hunting, fishing, trapping, raising wildlife or livestock on the described property.
    In witness whereof, the parties have signed this lease on the date first above written.

      WITNESSES                                 LESSEE
						PRAIRIE LAND COMPANY

   /s/Virginia Crow                             /s/ Carl G. Patton
   ---------------------------                  -------------------------
   /s/ Gloria Gardner                           Carl G. Patton
   ---------------------------                  Vice President and
						General Manager



				       IV-22                            -49-

						LESSOR
						ADVANCED AGRICULTURE, INC.

						/s/ Karl G. Guidry
						--------------------------
						Karl G. Guidry
						Vice President



















































					IV-23                          -50-

			    AMENDMENT TO AGREEMENT

     This amendment to an agreement is entered into by and between the following corporations:

     Advanced Agriculture, Inc. (Ag. Inc.) a Louisiana corporation, represented by Karl G. Guidry, its Secretary-Treasurer, duly authorized and whose mailing address is P. O. Box 30568, Lafayette, Louisiana, 70593, and

     M. A. Patout & Son, Ltd. (Patout) a Louisiana corporation, represented by William S. Patout, III, its President, duly authorized, and whose mailing address is 3512 J. Patout Burns Road, Jeanerette, Louisiana, 70544, and

     Sterling Sugars, Inc. (Sterling) a Delaware corporation, represented herein by Craig P. Caillier, its Senior Vice President and General Manager, duly authorized, and whose mailing address is P. O. Box 572, Franklin, Louisiana, 70538, and

     St. Mary Sugar Cooperative, Inc. (St. Mary) a Louisiana cooperative association, represented herein by Raphael E. Rodriguez, Jr., its President, duly authorized, and whose mailing address is P. O. 269, Jeanerette, Louisiana, 70544, and

     Raceland Sugars, Inc., (Raceland) a Delaware corporation, represented herein by Daniels W. Duplantis, it Executive Vice President and General Manager, duly authorized, and whose mailing address is P. O. Box 159, Raceland, Louisiana, 70394.

     Ag. Inc. and Patout, Sterling, St. Mary, and Raceland (the Mills) entered into an agreement on May 2, 1995, (the Agreement) whereby Ag. Inc. will produce sugar cane in the Calcasieu Parish area of Louisiana and cause same to be harvested and delivered to the Mills for processing into raw sugar, a copy of which Agreement is page xx.
     The parties to the Agreement now wish to amend the Agreement so as to add thereto the following paragraph, to wit:

					25.

     Ag. Inc. shall operate the Farm, and any other farmland under its direction in compliance with all federal, state, county and local laws, and regulations enacted pursuant thereto, to include without limitation the Comprehensive Environmental Response, Compensation and Liability Act (CERCLA), 42 U.S.C. 9601 et seq; The Resource Conservation and Recovery Act (RCRA), 42 U.S.C. 6901 et seq; The Federal Water Pollution Control Act, 22 U.S.C. 1251 et seq; The Clean Air Act 42 U.S.C. 7401 et seq; The Toxic Substances Control Act, 59 U.S.C. 2601-2629; The Safe Drinking Water Act, 42 U.S.C. 300f-300j; The Occupational Safety and Health Act (OSHA) 29 U.S.C. 651 et seq; The
Equal Employment Opportunity Act 42 U.S.C. 2000e et seq; as the same have been amended from time to time, and any similar state, county and local laws and ordinances, and the regulations implementing such statutes. Ag. Inc. further convenants and agrees that it will hold the Mills or any one of them harmless and shall indemnify them against any and all damages, losses, obligations, liabilities of any nature (whether accrued, absolute, contingent, matured or unmatured, known or unknown, or otherwise) judgments, penalties, interests, encumbrances, and reasonable costs and expenses (including, without

				      IV-24                              -51-
limitation, reasonable attorney's fees and disbursements) suffered, sustained, incurred or required to be paid because of any violation by Ag. Inc. of its obligations pursuant to this paragraph. The parties agree that all other terms and conditions of the Agreement shall remain in full force and effect and that this amendment shall include in the Agreement the foregoing paragraph, only, otherwise, the Agreement shall be unchanged.
     Thus done and signed by the parties to this Amendment of Agreement on the 31 day of May, 1995 at Franklin, Louisiana, in the presence of the undersigned Notary and witnesses.

     Witnesses                       Advanced Agriculture, Inc. (Ag. Inc.)

    /s/ Randall K. Romero            By:  /s/ Karl G. Guidry
    ---------------------------         -----------------------------------
    /s/ Merl D. Burley
    ---------------------------      M. A. Patout & Son, Ltd. (Patout)

				     By: /s/ William S. Patout, III
					-----------------------------------
				     St. Mary Sugar Cooperative, Inc.

				     By: /s/ Raphael Rodriguez, Jr.
					-----------------------------------
				     Sterling Sugars, Inc. (Sterling)

				     By: /s/ Craig P. Caillier
					-----------------------------------
				     Raceland Sugars, Inc. (Raceland)

				     By: /s/ Daniels W. Duplantis
					-----------------------------------
			  /s/ Roni L. May
			  ----------------
			       Notary























				      IV-25                             -52-

			    Sterling Sugars, Inc.
				P. O. Box 572
			    Franklin, La.  70538






February 14, 1996



Mr. Daniel Gonsoulin
Gonsoulin Farms
2513 E. Admiral Doyle
New Iberia, La.  70560

Dear Daniel:

     By mutual agreement, the two agricultural leases dated January 1, 1986 expired December 31, 1995 are extended for an additional five years with a five year renewal option by written agreement of both parties by December 31, 1999, one year before expiration of the first five year period. All terms remain the same, except Section 6 to be revised as follows:

     All rental payments shall be 1/6th of gross income after the traditional Louisiana standard mill/grower split, payable to Sterling Sugars, Inc.

     Other terms of Section 6 will remain the same as outlined in the original lease agreements dated January 1, 1986.

      This agreement is open to review and revision only by mutual consent.

      AGREED  /s/  Craig P. Caillier                 DATE  3/22/96
	      ----------------------------                ----------------
      AGREED /s/   Daniel Gonsoulin                  DATE  3/22/96
	     -----------------------------                ----------------

















				      IV-26                            -53-